                                                                      Exhibit 12


                          DEAN WITTER, DISCOVER & CO.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       Three Months Ended     Nine Months Ended
                                         September 30,          September 30,
                                       ------------------     ------------------
                                         1996      1995         1996      1995
                                       -------    -------     --------  --------
Earnings
     Income before income taxes        $ 393.0    $ 355.7     $1,181.5  $1,103.3
     Interest expense                    390.4      374.7      1,160.8   1,112.0
     Interest factor in rent expense      13.3       13.1         39.7      38.1
                                       -------    -------     --------  --------

          Total earnings               $ 796.7    $ 743.5     $2,382.0  $2,253.4
                                       =======    =======     ========  ========

Fixed charges
     Interest expense                    390.4      374.7      1,160.8   1,112.0
     Interest factor in rent expense      13.3       13.1         39.7      38.1
                                       -------    -------     --------  --------

          Total fixed charges          $ 403.7    $ 387.8     $1,200.5  $1,150.1
                                       =======    =======     ========  ========


Ratio of earnings to fixed charges         2.0        1.9          2.0       2.0
                                       =======    =======     ========  ========


"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.